For Immediate Release: Financial and Business Editor . . . November 23, 2004
(Reno, NV) . . . The Bank Holdings Announces Entry in the California Market

The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, today announced the consummation of a transaction with CNA Trust Corporation of Costa Mesa, California, whereby CNA was merged into Nevada Security Bank of Reno, Nevada. As a result, Nevada Security has acquired a branch office in the State of California. Nevada Security anticipates relocating this Costa Mesa, California branch to a location in Roseville, California, subject to receipt of the necessary regulatory approvals. The California branch office will operate under the name Silverado Bank, a division of Nevada Security Bank. It will operate with a full complement of deposit and loan products similar to those available in the Bank’s Nevada markets.

The Bank Holdings and its wholly owned subsidiary, Nevada Security Bank, reported assets of $244 million as of September 30, 2004. According to regulatory filings, Nevada Security Bank is the largest independent bank headquartered in northern Nevada, and The Bank Holdings is the only NASDAQ traded independent banking company in the area.

About The Bank Holdings

The Bank Holdings was incorporated on January 17, 2003 and acquired Nevada Security Bank on August 29, 2003. Hal Giomi is Chairman and Chief Executive Officer and its President is Joseph Bourdeau. The Bank Holdings is the holding company for Nevada Security Bank, which opened for business on December 27, 2001. It currently has three operating branches, two in Reno and one in Incline Village, Nevada, a loan production office in Roseville, California, and one approved, but unopened branch office in Sparks, Nevada. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. These forward looking statements fall within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. The Bank Holdings intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national and Nevada economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Forms 10-QSB or 10-KSB as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or
Jack Buchold, Chief Financial Officer The Bank Holdings, or Nevada Security Bank
Mailing Address: P. O. Box 19579 (89511)
Physical Address: 9990 Double R. Blvd. (89521)
Reno, Nevada	Phone: 775-853-8600

FAX: 775-853-2068